Friday, January 27, 2006

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP.
Reports Increases for the Fourth Quarter and Year End Results for 2005

Farmers National Banc Corp (OTCBB: FMNB), holding company of the Farmers National Bank of Canfield, today reported basic and diluted earnings per share of $.14 for the fourth quarter of 2005 compared to $.01 for the fourth quarter of 2004. Net income for the quarter was $1.863 million versus $134 thousand in the same quarter of 2004. These significant increases over the prior year were primarily due to a non-cash after tax charge of $2.1 million to record the other-than-temporary impairment on the bank’s investment in Freddie Mac and Fannie Mae preferred stocks in the fourth quarter of 2004.

For the twelve months ended December 31, 2005, Farmers National Banc Corp. recorded net income of $8.060 million or $.62 diluted earnings per share compared with $7.181 million or $.55 per share for 2004. Returns on average equity and average assets for the full year were 10.40% and .97%, respectively, compared to 9.07% and .88% for 2004.

Core earnings are a supplementary financial measure that excludes certain unusual or nonrecurring items of revenue or expense. Core earnings in the prior year quarter exclude the non-cash after tax charge of $2.1 to record an other-than-temporary impairment of securities. For the full year, core earnings decreased from $9.302 million in 2004 to $8.060 million in 2005. Core diluted earnings per share were $0.62 in 2005 compared to $0.72 in 2004. These results translate to a core return on average equity and average assets of 10.40% and .97% for 2005 compared to 11.75% and 1.15% in 2004, respectively.

The company’s total assets recorded at year-end 2005 were $827.069 million, an increase of $9.230 million over the $817.839 million in total assets recorded at December 31, 2004. Net loans at December 31, 2005 were $506.054 million, up 5.5% over the $479.535 million in net loans at December 31, 2004. Total deposits at December 31, 2005 were $630.800 million, or 1.4% greater than the deposit level of $622.224 million recorded at December 31, 2004.

Net Interest Income -— Net interest income was $6.605 million for the fourth quarter of 2005, which compares to $6.833 million in the preceding quarter and $7.139 million in the fourth quarter of 2004. For the twelve months ended December 31, 2005, net interest income was $27.245 million compared to $29.000 million for the same twelve-month period in 2004. The net interest margin, on a fully taxable equivalent basis, was 3.67% for the twelve months ended December 31, 2005, compared to 3.94% at this same time in 2004, and 3.72% through September 30, 2005. While the company was able to increase the balances and yields on average earning assets during this past year, the decline in the net interest margin was impacted by the sustained flat yield curve between short term and long term rates, which held down asset yields, and the rising liability costs as local competition aggressively increased deposit rates.

Non-Interest Income -— Non-interest income, including gains on the sale of securities, was $1.063 million in the fourth quarter of 2005, compared to $1.188 million in the preceding quarter and $986 thousand in the fourth quarter of 2004. For the twelve-month period ended December 31, 2005, non-interest income was $4.386 million, an increase of $624 thousand over the same period in 2004. The comparison to the prior year and same quarterly period in 2004 excludes the $3.225 million pre-tax impairment of securities charge recorded in 2004.

Operating Expenses -— Non-interest expenses totaled $5.101 million for the fourth quarter of 2005, which compares to $4.637 million for the fourth quarter of 2004 and $5.066 million for the third quarter of 2005. For the year ended December 31, 2005, operating expenses increased by 6.7% from $18.947 million in 2004 to $20.212 million for the same period in 2005. The company’s efficiency ratio for the twelve months ended December 31, 2005 was 64.49%, as compared to 57.84% in the prior year. The year-over-year increases in operating expenses can be partially attributed to normal growth and expansion reasons, but the majority of the increase during the past year is a result of increases in the employee medical group insurance expenses.

Asset Quality -— At the end of the fourth quarter, the non-performing loans/total loan ratio was         .39%, compared to .27% at this same time in 2004. As of December 31, 2005, total non-performing loans were $2.017 million, compared to $1.332 million at this same time in 2004. On December 31, 2005, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 291%, compared to 461% in December 2004 and 386% in September 2005. During the second half of 2005, the company experienced a flurry of consumer bankruptcy filings as consumers rushed to file bankruptcy petitions before the October 17 change in the nation’s bankruptcy law, which will make it more difficult for consumers to discharge their debts in the future. Net chargeoffs decreased from $1.410 million in 2004 to $933 thousand in 2005. For the full year, the net charge off/average loan ratio was .19%, improving from .30% reported at the end of 2004.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of December 31, 2005, the ALLL/total loan ratio was 1.14% compared to 1.27% at the end of 2004.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than with generally accepted accounting principles (GAAP). Specifically, we have provided financial measures which are based on core earnings rather than net income. Ratios and other financial measures with the word Core in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense, extraordinary income or expense, income or expense from discontinued operations, and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. A reconciliation from GAAP net income to the non-GAAP measure of core income is shown in the consolidated financial highlights.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended		For the Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Total interest income	$10,846	$10,401	$42,481	$41,772
Total interest expense	4,421	3,262	15,236	12,772

Net interest income	6,605	7,139	27,245	29,000
Provision for loan losses	120	375	649	915
Other income	1,063	(2,239)	4,386	537
Other expense	5,101	4,637	20,212	18,947

Income before income taxes	2,447	(112)	10,770	9,675
Income taxes	584	(246)	2,710	2,494

Net income	$1,863	$134	$8,060	$7,181

Basic earnings per share	$0.14	$0.01	$0.62	$0.56
Diluted earnings per share	0.14	0.01	0.62	0.55
Cash dividends	2,077	2,067	8,309	8,138
Cash dividends per share	0.16	0.16	0.64	0.63
Book value per share	5.82	6.06	5.82	6.06

Consolidated Statements of Financial Condition		Dec. 31, 2005	Dec. 31, 2004
Assets
Cash and cash equivalents		$31,614	$33,570
Securities available for sale		264,386	281,883
Loans		511,914	485,679
Less allowance for loan losses		5,860	6,144

Net Loans		506,054	479,535

Other assets		25,015	22,851

Total Assets		$827,069	$817,839

Liabilities and Stockholders’ Equity
Deposits		$630,800	$622,224
Other interest-bearing liabilities		116,471	114,223
Other liabilities		3,934	2,738

Total liabilities		751,205	739,185
Stockholders’ Equity:		75,864	77,654

Total Liabilities and Stockholders’ Equity		$827,069	$817,839

Period-end shares outstanding		13,043	12,979

Ratios
Return on Average Assets (Annualized)		0.97%	0.88%
Return on Average Equity (Annualized)		10.40	9.07
Efficiency Ratio (Year-to-date)		64.49	57.84
Capital to Asset Ratio		9.17	9.62
Dividends to Net Income (Year-to-date)		103.08	113.33
Loans to Assets		61.89	59.38
Net Loans to Deposits		80.22	77.07
Allowance for Loan Losses to Total Loans		1.14	1.27
Non-performing Loans to Total Loans		0.39	0.27

Reconciliation of Net Income to Core Earnings	For the twelve	Dec. 31, 2005	Dec. 31, 2004
	months ended
GAAP Net Income		$8,060	$7,181
Other-than-temporary impairment of securities, net of tax		0	$2,121

Core Earnings		$8,060	$9,302